Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Les Van Dyke Director, Investor Relations (281) 492-5370
DIAMOND OFFSHORE TO ACQUIRE 6TH GENERATION RIG;
TO BE RENAMED OCEAN VALOR
Houston, Texas, September 30, 2009 — Diamond Offshore Drilling, Inc. (NYSE:DO) today announced that a wholly owned subsidiary, Diamond Offshore Drilling Limited, acquired from PetroRig II Pte Ltd the construction contract to purchase the new-build, 7,500-foot, dynamically positioned semi-submersible offshore drilling unit PetroRig II. The rig is to be renamed the Ocean Valor.
The purchase of the rig from Jurong Shipyard Pte Ltd is expected to be completed on or about 1 October, 2009 in Singapore. The aggregate amount of the consideration paid to acquire the construction contract and the remaining payment due to Jurong Shipyard under the construction contract is approximately $490 million exclusive of initial mobilization costs, final commissioning, drillstring and necessary spares.
In late June, in an unrelated transaction, Diamond Offshore purchased the new-build dynamically positioned semi-submerisble offshore drilling unit PetroRig I and renamed that unit the Ocean Courage.
Diamond Offshore President and Chief Executive Officer Larry Dickerson noted that “in keeping with the Company’s long history of value creation for our shareholders, we were able to acquire this rig without waiting three years for construction and at a substantial discount from peak pricing of approximately $750 million. We believe there are multiple opportunities to employ this highly capable rig in our pursuit of future deepwater projects.”
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company, including, among others, the risk in connection with satisfaction of the construction contract and delivery of the rig and the risk that a drilling contract will not be obtained in a timely manner. A discussion of additional important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based. ####